EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Ivy Funds of our report dated August 15, 2024, relating to the financial statements and financial highlights, which appears in Macquarie Global Allocation Fund’s (formerly, Delaware Ivy Wilshire Global Allocation Fund) Annual Report on Form N-CSR for the year ended June 30, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 25, 2024